As filed, via EDGAR, with the Securities and Exchange Commission on March 25, 1999.
                                                               File No.:________
                                                              ICA No.: _________

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

   Filed by the registrant |_|
   Filed by a party other than the registrant |X|
      Check the appropriate box:
| |   Preliminary proxy statement          |_|   Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
|X|   Definitive proxy statement
|_|   Definitive additional materials
|_|   Soliciting material pursuant to
      Rule 14a-11(c) or Rule 14a-12

                          ATLANTIC PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in Its Charter)

             STEVE H. KANZER, A. JOSEPH RUDICK AND FREDERIC P. ZOTOS
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      |X| No fee required.
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           (1) Title of each class of securities to which  transaction  applies:
           (2) Aggregate number of securities to which transaction applies:
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           (4) Proposed  maximum  aggregate value of transaction:
           (5) Total fee paid:

      |_|  Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1) Amount previously paid:
           (2) Form, schedule or registration statement no.:
           (3) Filing party:
           (4) Date filed:

                                CONSENT STATEMENT
                                       OF
             STEVE H. KANZER, A. JOSEPH RUDICK AND FREDERIC P. ZOTOS
                                       FOR
                         ATLANTIC PHARMACEUTICALS, INC.


        This Consent Solicitation Statement (this "Consent Statement") is furnished to you by Steve H. Kanzer, C.P.A., Esq., A. Joseph Rudick, M.D., and Frederic P. Zotos, Esq. (collectively, the "Solicitors") in connection with their solicitation of written consents from the holders of common stock, par value $0.001 per share (the "Common Stock"), and Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"; together with the Common Stock, the "Stock"), of Atlantic Pharmaceuticals, Inc., a Delaware corporation ("Atlantic"), to take the following actions without a meeting of Atlantic's stockholders, as permitted by the Delaware General Corporation Law (the "DGCL"):

1. Remove (i) all current members of Atlantic's Board of Directors (the "Board of Directors") other than Steve H. Kanzer and Yuichi Iwaki, and
        (ii) any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective time of this stockholder action in addition to or in lieu of any of such current members (including any persons elected or appointed in lieu of Steve H. Kanzer) to fill any newly-created directorship or vacancy on the Board of Directors or otherwise (the "Director Removal Proposal").

2. Elect A. Joseph Rudick and Frederic P. Zotos (collectively, the "Nominees") as directors of Atlantic to serve until their respective successors are duly elected and qualified (the "Director Election Proposal").

3. Repeal any By-Laws adopted by the Board of Directors subsequent to January 11, 1999, and prior to the effectiveness of the Solicitor Proposals (as defined below), other than the amendment to the By-Laws contemplated by this Consent Statement (the "By-Laws Proposal"; collectively with the Director Removal Proposal, and the Director Election Proposal, the "Solicitor Proposals").

        The effectiveness of any one Solicitor Proposal is not conditioned upon the adoption of the other Solicitor Proposals.

        The Solicitors ask that stockholders of Atlantic consent to each of the Solicitor Proposals by marking the enclosed white consent form appropriately, signing and dating it, and returning it promptly in accordance with the instructions set forth below.

        The members of the current Board of Directors other than Mr. Kanzer, namely Drs. Fildes, Iwaki, and Cleary, have caused Atlantic to file with the Securities and Exchange Commission (the "Commission") a Solicitation in Opposition and Consent Solicitation Statement (the "Solicitation in Opposition") recommending that stockholders consent to Atlantic's proposals that (1) Mr. Kanzer be removed from the Board of Directors, and (2) Atlantic's Certificate of Designations be amended to remove the Preferred Stock Consent Requirement (as defined below) (these proposals collectively, the "Opposing Director Proposals"). Atlantic has distributed or will be distributing the Solicitation in Opposition to Atlantic stockholders. The Solicitors recommend that you withhold your consent to both the Opposing Director Proposals.

         The Solicitors have learned that although Dr. Iwaki voted to oppose the Solicitor Proposals and to solicit stockholder approval for the Opposing
Director Proposals, he has asked Dr. Fildes, the Chairman of the Board of Directors, that his name be removed from the Solicitation in Opposition. Consequently, in this Consent Statement the term the "Opposing Directors" refers only to Drs. Fildes and Cleary.

         This Consent Statement and the enclosed consent form are first being furnished to Atlantic's stockholders on or about March 29, 1999.


                          SUMMARY OF CONSENT PROCEDURE

         The Solicitor Proposals will become effective on the date when the written consents of holders of a majority of the shares of Stock outstanding on the record date as determined in accordance with Delaware law (the "Record Date") are delivered to Atlantic, so long as each of those consents is delivered to Atlantic within 60 days of the earliest dated consent delivered to Atlantic.
Section 213(b) of the DGCL provides that a corporation's board of directors may fix a record date for a consent solicitation, but that the date selected may not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board. Section 213(b) also provides that if the board does not fix a record date, the record date will be the first date on which a signed written consent is delivered to the corporation. Steve H. Kanzer delivered a signed written consent to Atlantic on March 23, 1999. Accordingly, the Solicitors believe that the Record Date will be March 23, 1999, the date Mr. Kanzer's written consent was received by Atlantic. The solicitation period will terminate after 60 days from the Record Date; in other words, it will run through May 22, 1999.

         Mr. Kanzer delivered earlier signed written consents to Atlantic on January 13 and February 25, 1999, but he has revoked those consents in order to ensure that Atlantic stockholders have adequate time to consider this Consent Statement and submit the enclosed consent form before the end of the 60-day period allowed under Delaware law for delivery of consents. The Solicitors believe, based on their interpretation of Delaware law, that Mr. Kanzer's revocation of the earlier consents and submission of a later consent on March 23, 1999, are both valid.

         To the Solicitors' knowledge, there were at the close of business on the Record Date approximately 4,561,038 shares of Common Stock and 614,886 shares of Preferred Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by it as of the Record Date. Each holder of Preferred Stock is entitled to one vote for each share of Common Stock into which a share of Preferred Stock was convertible as of the Record Date. As of the record date, the Solicitors believe each share of Preferred Stock is convertible into 3.27 shares of Common Stock. Consequently, the Preferred Stock was as of the Record Date entitled to an aggregate of 2,010,677 votes. The total voting power represented by the Common Stock and the Preferred Stock as of the Record Date is 6,571,715, with 3,285,858 votes constituting the majority required for adoption of the Solicitor Proposals.

         As of the Record Date, Mr. Kanzer owned 121 shares of Common Stock, and options exercisable within 60 days for 4,000 shares of Common Stock, representing in the aggregate less than 1% of the voting power of the outstanding Stock as of the Record Date. As of the Record Date, Dr. Rudick and Mr. Zotos held no shares of Stock.

         The Solicitors recommend that you consent to each of the Solicitor Proposals by marking the enclosed white consent form appropriately, signing and dating it, and returning it promptly in the postage-paid envelope provided. Failure to sign and return your consent will have the same effect as voting against the Solicitor Proposals.

        If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the consent form representing your shares to be marked, dated, signed and mailed. Only that institution can execute a consent form with respect to your shares held in the name of that institution and only upon receipt of specific instructions from you. The Solicitors urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Dr. Rudick at the address set forth below so that the Solicitors are aware of all instructions given and can attempt to ensure that those instructions are followed.

         The Solicitors currently intend to cease the solicitation of consents once they have determined that valid and unrevoked consents representing a majority of the voting power represented by issued and outstanding shares of Stock as of the Record Date have been obtained and to deliver those consents to Atlantic in the manner required by Section 228 of the DGCL as soon as practicable thereafter. When the Solicitor Proposals for which consents are given become effective, a stockholder will be unable to revoke his or her consent.

        If the Solicitor Proposals become effective, Atlantic will as required by the DGCL promptly notify by mail the stockholders who have not consented to the Solicitor Proposals.

         Please   return   your   completed   consent   form   (or   institution
instructions), and direct any questions, to Dr. Rudick at the following coordinates:

                             A. Joseph Rudick, M.D.
                                  150 Broadway
                                   Suite 1100
                               New York, NY 10038
                            Telephone: (212) 227-4714

        If you have returned to Atlantic a consent form consenting to the Opposing Director Proposals, you may revoke your consent to the Opposing Director Proposals by marking the "REVOKE" boxes on the enclosed white consent form.

         You may also revoke your consent to the First Opposing Director Proposal by mailing a dated revocation to Atlantic at the address stated in the mailing instructions in the Solicitation in Opposition. If you send Atlantic such a revocation, please send a copy to Dr. Rudick at the above address.

         Note that if you consent to the Solicitor Proposals and elect not to revoke a prior consent to the Opposing Director Proposals, you will have consented to the removal of Mr. Kanzer, Dr. Fildes, and Dr. Cleary from the Board of Directors, and the election of Dr. Ruddick and Mr. Zotos to the Board of Directors, with the third member of the Board of Directors being Dr. Iwaki.

         If you have already consented to the Opposing Director Proposals, the Solicitors urge you to revoke your consent to the Opposing Director Proposals. Any revocation will only be effective, however, if Atlantic receives it prior to receiving written consents in favor of that proposal from stockholders holding a majority of the voting power of the Stock.

         Atlantic stockholders should note that the mechanism provided in this Consent Statement for revocation for earlier consents is different from that provided for in the Solicitation in Opposition, as the Opposing Directors state in the Solicitation in Opposition that consent to the Opposing Director Proposals will automatically revoke a prior consent to the Solicitor Proposals.

         If you have not completed or mailed the consent form supplied in connection with the Solicitation in Opposition, your failure to do so will effectively serve as a "no" vote on the Opposing Director Proposals. However, in order to vote in favor of the Solicitor Proposals, you must indicate your consent on the enclosed white consent form and return it to Dr. Rudick, and must not thereafter return to Atlantic prior to the effectiveness of the Solicitor Proposals a consent form revoking your consent to any of the Solicitor Proposals.


                WHY YOU SHOULD CONSENT TO THE SOLICITOR PROPOSALS

         The Solicitors are dissatisfied with the current management of Atlantic for the following reasons:

o The Opposing Directors have caused Atlantic to incur general and administrative expenses that are almost double Atlantic's expenditures on research and development.

o The Solicitors believe that licensing arrangements, acquisitions, or a business combination could allow Atlantic to gain access to technologies with near-term profit potential. The Opposing Directors have failed to find suitable candidates for such transactions, due at least in part, the Solicitors believe, to a lack of adequate effort on the part of Atlantic's management.

        These points are discussed in greater detail below.

        If stockholders approve the Solicitor Proposals, the Solicitors would take steps aimed at reversing the policies adopted by the Opposing Directors.

ATLANTIC'S GENERAL AND ADMINISTRATIVE EXPENSES ARE ALMOST DOUBLE ITS RESEARCH AND DEVELOPMENT EXPENSES

         According to Atlantic's most recent filing on Form 10-QSB, Atlantic has since its inception incurred general and administrative expenses of $11,497,806, whereas it has spent only $6,131,920 on research and development of Atlantic's proprietary products and technologies. Similarly, in the three months ended September 30, 1998, Atlantic incurred $842,605 of general and administrative expenses and $476,744 of research and development expenses.

         While in the Solicitation of Opposition the Opposing Directors trumpet their cost-cutting measures, the Opposing Directors have not only, in the opinion of the Solicitors, shown no interest in controlling general and administrative expenses, they are also seeking to take steps that would result in their increase.

         The Opposing Directors appear to be particularly unwilling to control compensation. For example, Atlantic maintains a full and highly-compensated management team of its own, even though its principal program is handled by its majority-owned subsidiary, Optex Opthalmics, Inc. ("Optex"), which itself has a full and independent management team. It was Optex that was responsible for acquiring, developing, and licensing to Bausch & Lomb Surgical the Catarex device.

         A far more insidious reflection of the Opposing Directors' freewheeling approach to general and administrative expenses is, however, the arrangements that the Board of Directors sought to put in place for Dr. John K.A. Prendergast, a co-founder of Atlantic and a director of Atlantic from August 1994 until December 1998.

         On December 17, 1998, the Board of Directors proposed that Atlantic enter into an employment agreement with Dr. Prendergast pursuant to which Atlantic would hire Dr. Prendergast as chief executive officer and pay him a $25,000 signing bonus and an annual salary of $275,000. In addition, Atlantic would grant Dr. Prendergast an option to purchase 5% of Atlantic's outstanding shares at an exercise price equal to the market price, and would protect his interest against dilution until there were 10 million shares of Common Stock outstanding. (On the Record Date, there were approximately 4,561,038 shares of Common Stock outstanding.) If Atlantic were to terminate Dr. Prendergast's employment without cause, Dr. Prendergast would be entitled to $275,000 in severance pay.

         Perhaps just as disturbing is that Atlantic also proposed to grant Dr. Prendergast the right to cause Atlantic to relocate from its present premises in North Carolina, presumably to New Jersey, where Dr. Prendergast resides, with all the expense that relocation entails; despite the exceedingly generous terms of the employment agreement, Atlantic was evidently unwilling to impose upon Dr. Prendergast to relocate to North Carolina. This move would have represented the fourth relocation of Atlantic since its founding in 1993. Originally Atlantic was located in New York City, then it moved to Half Moon Bay, California, before relocating to North Carolina. With each move, Atlantic incurred expenses relocating employees and establishing new offices.

         A further problem is the Opposing Directors' Proposal to grant Dr. Prendergast options for up to 500,000 shares of Common Stock. In 1998 shares of Common Stock began trading at a price of $6.50 per share, and traded as high as $9.00 per share, but the price has since slid to approximately $1.50 per share, a decline of approximately 84%. The Solicitors believe that someone who was a member of the Board of Directors and a consultant to Atlantic during the period when this decline in the price of the Common Stock took place should not be rewarded with options for up to half a million shares of Common Stock at a low exercise price.

         It is noteworthy that although Atlantic engaged, and paid, an independent executive search firm to assist it in locating candidates for the chief executive officer position, Dr. Prendergast has thus far been the only candidate considered by the Board of Directors.

         The Board of Directors approved the proposed arrangement with Dr. Prendergast, with only Mr. Kanzer voting against. Shortly thereafter, on December 23, 1998, Mr. Kanzer delivered a letter to the Board of Directors and Atlantic's counsel stating that as Dr. Prendergast was a member of the Board of Directors, and therefore an affiliate of Atlantic, the proposed employment agreement had to be approved by the holders of the Preferred Stock; the Certificate of Designations of the Preferred Stock provides that until fewer than 50% of the shares of Preferred Stock are outstanding, transactions between Atlantic and its affiliates must be approved by 66.67% of all outstanding shares of Preferred Stock (this requirement, the "Preferred Stock Consent Requirement").

         On December 24, 1998, Dr. Prendergast resigned from the Board of Directors. That his resignation was an effort to avoid being deemed an affiliate for purposes of the Preferred Stock Consent Requirement was confirmed during a meeting of the Board of Directors held on January 11, 1998, when the Opposing Directors indicated to Mr. Kanzer that they still wished to approve the employment agreement between Atlantic and Dr. Prendergast. In response, Mr. Kanzer indicated to the Opposing Directors that he considered their conduct highly inappropriate and against the interests of the stockholders at a time when Atlantic should be seeking to reduce, rather than increase, general and administrative expenses. Mr. Kanzer stated that he would seek to change Atlantic's management by means of a consent solicitation.

         The Solicitors' objections to the proposed arrangement with Dr. Prendergast are straightforward. First, given the current situation of Atlantic, the proposed arrangement would be entirely unreasonable, no matter whom the proposed CEO, in that it would simply serve to further increase the burden of general and administrative expenses and provide management with a further incentive to avoid a business combination or other measure that might reduce their substantial cash salaries. Second, the Solicitors would not be satisfied with Dr. Prendergast as CEO, whatever the terms of his employment, as Dr. Prendergast must, in the opinion of the Solicitors, bear some responsibility for Atlantic's current situation. Third, the terms of the proposed arrangement, coupled with the fact that no CEO candidate other than Dr. Prendergast has been presented to the Board of Directors, suggests to the Solicitors that the current Board of Directors is principally concerned with enriching one of their own.

         Stockholders should note that Dr. Prendergast and another director have consulting agreements with Atlantic, and that Dr. Fildes is, to the knowledge of the Solicitors, receiving a salary for acting as interim CEO. On March 13, 1998, the Board of Directors authorized new consulting agreements with Dr. Prendergast and that other director, but those agreements are subject to the Preferred Stock Consent Requirement, and the holders of Preferred Stock have not given their consent.

         Perhaps the clearest sign of how entrenched the Opposing Directors are is that in the Solicitation in Opposition, the Opposing Directors seek the consent of a majority of the Preferred Stock to removal of the Preferred Stock Consent Requirement. The Opposing Directors state that the Preferred Stock Consent Requirement is burdensome, expensive, and time-consuming, but fail to offer any specifics to back up this claim. This is not surprising: it would be embarrassing for the Opposing Directors to have to detail, as presumably their prime example of the unjust workings of the Preferred Stock Consent Requirement, their failure to obtain prompt approval of the terms of Dr. Prendergast's employment agreement.

         The Solicitors note that the Preferred Stock Consent Requirement will lapse once fewer than 50% of the originally-issued shares of Preferred Stock, on a fully diluted basis, are outstanding. To the best of the Solicitors' knowledge, as of the Record Date there were 732,081 shares of Preferred Stock and Preferred Stock warrants outstanding, representing approximately 59% of the originally-issued shares of Preferred Stock, on a fully-diluted basis.

         That said, the Solicitors believe that the Solicitation in Opposition represents yet another example of the willingness of the Opposing Directors to incur general and administrative expenses. While Mr. Kanzer is currently paying out of his own pocket all costs relating to this consent solicitation, and will only be reimbursed if the Solicitor Proposals become effective, the Opposing Directors are causing Atlantic to bear the costs of the Solicitation in Opposition, even though, in the opinion of the Solicitors, the Solicitation in Opposition would further the interests of the Opposing Directors rather than those of Atlantic.

THE OPPOSING DIRECTORS HAVE FAILED TO FIND SUITABLE CANDIDATES FOR LICENSING ARRANGEMENTS, ACQUISITIONS, OR A BUSINESS COMBINATION

        According to Atlantic's most recent filing on Form 10-QSB, without further financing, resources for Atlantic's operating and capital expenditures could be exhausted anytime after March 2000.

         One way to postpone the need for further financing, the Solicitors believe, would have been to reduce general and administrative expenses. The Solicitors believe that a second way would have been for Atlantic to gain access to technologies with near-term potential through licensing arrangements, acquisitions, or a business combination. While the Opposing Directors indicate that Atlantic has been seeking candidates for such a transaction, these efforts have not been successful.

         The Solicitors believe that this lack of success is attributable, at least in part, to a lack of adequate effort on the part of Atlantic's management. For example, in September 1997, Mr. Kanzer advised management of Atlantic of the possibility of its engaging in a strategic alliance or business combination with a privately-held company with which he was not affiliated. That company had exclusive licenses from a major multinational pharmaceutical company to four proprietary products that had already been subjected to extensive preclinical testing and clinical trials on humans. Management of Atlantic saw no need to speak to anyone at that company, but simply sent its management a letter advising them that after internal evaluation, Atlantic was not interested in discussing the company or its products.

         This company subsequently entered into, and retained an 80.1% interest in, a joint venture with a multinational pharmaceutical company. The multinational pharmaceutical company is providing this company and the joint venture entity with more than $13 million in financing, in the following form:

o    it purchased $3,000,000 of this company's common stock and nonvoting stock;

o    it contributed $1,990,000 to the capital of the joint venture entity;

o it will make available $7,008,750 in convertible debt financing to allow this company to fund its portion of the joint venture entity's ongoing research and development costs; and

o    it will contribute $1,741,250 to fund the joint venture entity's costs.

         In the opinion of the Solicitors, this transaction represents a significant endorsement of this company's products, and calls into question to Atlantic's decision to not even discuss with this company the possibility of a strategic alliance.

         The Solicitors believe that the Board of Directors' approach to licensing arrangements, acquisitions, or a business combination is consistent with their unwillingness to consider outside candidates for chief executive officer, and their eagerness to eliminate the Preferred Stock Consent Requirement.

         The Solicitors note that there can be no assurance that Atlantic's participation in licensing arrangements, acquisitions, or a business combination would actually achieve a reduction in general and administrative expenses and a reallocation of working capital.

THE SOLICITORS WOULD TAKE STEPS TO REDUCE EXPENSES AND WOULD SEEK APPROPRIATE CANDIDATES FOR STRATEGIC ALLIANCES

         In managing Atlantic, the Solicitors would have two principal goals.

         First, they would cause the Board of Directors to take steps to reduce general and administrative expenses. Besides the obvious -- ensuring that officer and director compensation is compatible with industry standards and Atlantic's performance -- the Nominees would consider the possibility of combining Atlantic's operations with those of its 80%-owned subsidiary, Optex. Optex's management team was, together with

Dr. Rudick, responsible for acquiring, developing, and licensing to Bausch & Lomb Surgical Optex's Catarex device; this remains Atlantic's one success. This management team consists of three persons operating from a two-story facility in San Juan Capistrano, California, housing administrative offices and laboratory facilities. The Solicitors believe it may be appropriate to have this management team assume responsibility for Atlantic's other products and technologies; among other potential benefits, this would eliminate the need for some general and administrative personnel and related office expenses.

         Second, much as Mr. Kanzer sought to interest Atlantic in a strategic alliance or business combination with a company that subsequently succeeded in attracting significant development funding (as described above), the Solicitors would seek appropriate candidates to enter into strategic alliances with Atlantic so as to gain access to technologies with near-term profit potential. Each of the Solicitors would, if the Solicitor Proposals are accepted, undertake to obtain stockholder approval of any proposed licensing arrangement, acquisition, or business combination involving any entity affiliated with Paramount. See "The Solicitors Would Obtain Stockholder Approval Before Causing Atlantic to Enter Into Certain Transactions With Paramount Entities."

         In the Solicitation in Opposition, Atlantic questions the experience and qualifications of the Solicitors. Biographical and other information regarding the Solicitors is provided below, but the Solicitors wish in addition to make the following observations.

         While Dr. Rudick is the only one of the Solicitors with an advanced degree in medicine or the sciences, his participation carries considerable weight, given that he was in large measure responsible for Atlantic's one success, Optex's Catarex surgical device. Mr. Kanzer has been involved in the financing and development of over 50 pharmaceutical technologies. Mr. Zotos has been involved in dozens of licensing transactions and has a strong background in patent law, including technology assessment and valuation.

         That the Solicitors hold little Stock is utterly irrelevant for purposes of determining their ability to increase stockholder value, as both Dr. Rudick and Mr. Kanzer have, in the opinion of the Solicitors, amply demonstrated their commitment to Atlantic.


                             THE NUMBER OF NOMINEES

         Removal of all current directors other than Mr. Kanzer and Dr. Iwaki and appointment of the Nominees would result in a four-person Board of Directors. A four-member Board of Directors presents the possibility of deadlock, but the Solicitors believe this is only a theoretical possibility, as the Solicitors agree on the direction Atlantic must take.

         That the Solicitors are not nominating a full slate of six candidates is due to time constraints. The Solicitors did not plan this consent solicitation long in advance; instead, it was put together on very short notice, the catalyst being the continued efforts of the current members of the Board of Directors, other than Mr. Kanzer, to cause Atlantic to enter into the proposed employment agreement with Dr. Prendergast. Also, even though Dr. Iwaki initially voted to oppose the Proposals and to solicit stockholder approval for the Opposing Director Proposals, the Solicitors are not disconcerted at the prospect of his remaining on the Board of Directors. Mr. Kanzer has known Dr. Iwaki for approximately five years, and the Solicitors are confident that they will be able to work constructively with Dr. Iwaki. Furthermore, the Solicitors have learned that Dr. Iwaki has asked that his name be removed from the Solicitation in Opposition.

         Upon stockholder approval of the Solicitor Proposals, the Solicitors would, after due deliberation, hope to fill the vacancies on the Board of Directors with individuals who can offer expertise that would be valuable to Atlantic. Stockholders would have the opportunity at the 1999 Annual Meeting to vote for those persons nominated by the Board of Directors to serve on the Board of Directors for the following year. (The Solicitation in Opposition states that the deadline for stockholders to submit proposals for inclusion in Atlantic's proxy statement for the 1999 Annual Meeting of Stockholders was December 12, 1998. Consequently, stockholders will not be able to nominate their own candidates for election to the Board of Directors at the 1999 Annual Meeting.)


             THE SOLICITORS WOULD OBTAIN STOCKHOLDER APPROVAL BEFORE
               CAUSING ATLANTIC TO ENTER INTO CERTAIN TRANSACTIONS
                             WITH PARAMOUNT ENTITIES

         Mr. Kanzer and Dr. Rudick were until recently affiliated with Paramount. See "Certain Information Regarding the Solicitors." This has led the Opposing Directors to suggest, in the Solicitation in Opposition, that the Solicitors are acting in the interests of Paramount, their intent being to arrange a business combination with a Paramount-affiliated entity.

         These fears are ill-founded, in that the Solicitors have no present intention to cause Atlantic to enter into a strategic alliance with any entity affiliated with Paramount, and when assessing the suitability of any proposed strategic alliance, they would evaluate Paramount-affiliated entities by the same criteria as they judge other entities. Nevertheless, in order to allay any such fears, each of the Solicitors undertakes to obtain stockholder approval before causing Atlantic to enter into a licensing arrangement, acquisition, or business combination involving any entity affiliated with Paramount. The Solicitors also note that they are not party to any arrangement with Paramount that would reward them, monetarily or otherwise, for arranging a transaction with a Paramount-affiliated entity.


          WHY YOU SHOULD NOT CONSENT TO THE OPPOSING DIRECTOR PROPOSALS

         In the opinion of the Solicitors, stockholder consent to the Opposing Director Proposal that Mr. Kanzer be removed from the Board of Directors would not simply perpetuate mismanagement of Atlantic by the Opposing Directors, it would aggravate that mismanagement. Also, the Solicitors believe that the Opposing Directors have failed to demonstrate how Atlantic has been harmed by the Preferred Stock Consent Requirement, or will be harmed in the future, particularly given that the Preferred Stock Consent Requirement will lapse once fewer than 50% of the originally-issued shares of Preferred Stock, on a fully diluted basis, are outstanding. Consequently, the Solicitors recommend that you withhold consent to the Opposing Director Proposals or, if you have already consented to the Opposing Director Proposals, that you revoke your consent to the Opposing Director Proposals. See "Summary of the Consent Procedure."


                             THE SOLICITOR PROPOSALS

         The Solicitors are seeking written consents from the holders of shares of Stock to elect the Nominees and adopt the other Solicitor Proposals and to take the following actions without a stockholders meeting, as permitted by the DGCL. The effectiveness of each of the Solicitor Proposals is subject to, and conditioned upon, the adoption of each of the other Solicitor Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the voting power of the shares of Stock then outstanding. If, however, the By-Laws Proposal is not so adopted, the Solicitors reserve the right to waive this condition, but only with respect to the By-Laws Proposal.

Board Removal Proposal

         This proposal would remove each of the current members of the Board of Directors other than the Remaining Directors (as defined below) and the persons elected pursuant to this consent. The text of the resolution is as follows:

        RESOLVED, that (1) each current member of the Board of Directors of Atlantic, other than Steve H. Kanzer and Yuichi Iwaki (those current members, the "Remaining Directors"), and (2) any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of Atlantic prior to the effective time of this resolution, in addition to or in lieu of any of such current members (including any persons elected or appointed in lieu of the Remaining Directors) to fill any newly created directorship or vacancy on the Board of Directors of Atlantic, or otherwise, is hereby removed and the office of each such member of the Board of Directors of Atlantic is hereby declared vacant.

         Delaware law provides that directors of Atlantic may be removed, with or without cause, by the holders of a majority of the shares of stock then entitled to vote at an election of the directors. This Solicitor Proposal would remove all of the current directors (other than the Remaining Directors) so that the Nominees would, if elected, constitute, along with the Remaining Directors all of the members of the Board of Directors. Each member of the Board of Directors would then serve until a successor is elected and qualified or until he resigns or is removed. Among the members of the Board of Directors who would be removed upon approval of the Solicitor Proposals would be Martin D. Cleary, who was appointed in December 1998.

Director Election Proposal

         This proposal would elect A. Joseph Rudick and Frederic P. Zotos as directors of Atlantic. The text of the resolution is as follows:

          RESOLVED, that A. Joseph Rudick and Frederic P. Zotos are hereby elected as directors of Atlantic, to serve until their respective successors are duly elected and qualified.

        The Solicitors seek to replace the current Board of Directors other than the Remaining Directors with the Nominees. If elected, the Nominees would be responsible for managing the business and affairs of Atlantic. The Nominees understand that, as directors of Atlantic, each of them has an obligation under Delaware law to the scrupulous observance of his duty of care and duty of loyalty to Atlantic and its stockholders. The Solicitors propose that the Nominees named above, once elected, serve until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Each of the Nominees has consented to serve as a director of Atlantic if elected. See "Certain Information Regarding the Solicitors and the Nominees" for more information about the Nominees.

By-Laws Proposal

         This proposal would repeal each provision of any amendment to the By-Laws adopted subsequent to January 11, 1999 (the day Mr. Kanzer indicated to the Board of Directors that he would be conducting this consent solicitation), and prior to the effectiveness of the Solicitor Proposals, other than the amendment to the By-Laws contemplated by this Consent Statement. This proposal is designed to prevent the existing Board of

Directors from taking actions to amend the By-Laws which might prevent the stockholders from accomplishing the objectives described in this Consent Statement. The Solicitors are not currently aware of any amendments to the by-Laws that would be repealed upon effectiveness of the Solicitor Proposals. If the current Board of Directors adopts any material amendments they would be repealed upon effectiveness of the Solicitor Proposals. The Solicitors will provide stockholders with additional materials regarding those amendments. The text of the resolution is set forth below.

          RESOLVED, that all By-Laws adopted subsequent to January 11, 1999, and prior to the effectiveness of this resolution are null and void and of no force and effect.

         Section 109 of the DGCL provides that "the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote ...; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt,  amend or repeal  bylaws upon the  directors  .... The fact that such power has been so conferred upon the directors ... shall not divest the stockholders ... of the power, nor limit their power to adopt, amend or repeal bylaws." The Solicitors believe that such an unequivocal statement makes it clear that the stockholders of Atlantic have the power under Delaware law to repeal By-Laws as provided by the By-Laws Proposal, whether or not the By-Laws so amended or repealed are known to the stockholders. To the knowledge of the Solicitors, the Delaware courts have not addressed the validity of a proposal in the form of the By-Laws Proposal. Based upon a review of the By-Laws on file with the Commission as of January 11, 1999, the Solicitors do not believe that the invalidity of this proposal would have an adverse effect on the stockholders or this consent solicitation. Upon effectiveness of this proposal, all By-Laws adopted subsequent to January 11, 1999, whether they could be considered as beneficial or detrimental to the stockholders, will be repealed. If prior to the effectiveness of the Solicitor Proposals the Board of Directors adopts any material amendments to the By-Laws that are relevant to the Solicitor Proposals, the Solicitors will forward additional solicitation materials to Atlantic's stockholders regarding those actions.


                  CERTAIN INFORMATION REGARDING THE SOLICITORS

         Set forth below are the name, age, present principal occupation and employment history of each of the Nominees for at least the past five years. The information regarding each Nominee has been furnished to the Solicitors by that Nominee. Each of the Nominees has consented to serve as a director of Atlantic, and is at least 18 years of age.

         A. Joseph Rudick, M.D., age 41 and a citizen of the United States, is a founder of Atlantic and two of its majority-owned subsidiaries, Optex and Channel Therapeutics, Inc. ("Channel"). Dr. Rudick is a member of the board of directors of Optex and Channel. Dr. Rudick served as a business consultant to Atlantic from January 1997 until November 1998. From November 1994 until December 1998, Dr. Rudick was a Vice President of Paramount. Since 1988, Dr. Rudick has been a Partner of Associate Ophthalmologists P.C., a private ophthalmology practice located in New York. Since 1993, Dr. Rudick has served as a director of Healthdesk Corporation, a public medical information company. Dr. Rudick earned a B.A. in Chemistry from Williams College in 1979 and an M.D. from the University of Pennsylvania in 1983.

         Frederic P. Zotos, Esq., age 33 and a citizen of the United States, is an independent patent attorney and technology licensing consultant. From December 1996 until September 1998, Mr. Zotos was Assistant to the President and Patent Counsel of Competitive Technologies, Inc., a public technology licensing agency located in Fairfield, Connecticut. From July 1994 until November 1996, Mr. Zotos was a General Associate of Pepe & Hazard, a private intellectual property and corporate law firm located in Hartford, Connecticut. Mr. Zotos is Co-Chair of the Fairfield-Westchester Chapter of the Licensing Executive Society ("LES") and a member of the Valuation and Taxation Committee of LES. Mr. Zotos is a registered patent attorney with the United States Patent and Trademark Office. He earned a B.S. in Mechanical Engineering from Northeastern University in 1987 and a joint J.D. and M.B.A. degree from Northeastern University in 1993.

         Set forth below are the name, age, present principal occupation and employment history for at least the past five years of the one Solicitor who is not a Nominee.

         Steve H. Kanzer, C.P.A., Esq, age 35 and a citizen of the United States, has served as a director of Atlantic since its inception in 1993. Since December 1997, Mr. Kanzer has been President, Chief Executive Officer and member of the board of directors of the Institute for Drug Research, Inc., a private 350-employee pharmaceutical research and development company with offices in Budapest, Hungary, and New York. From 1992 until December 1998, Mr. Kanzer was a founder and Senior Managing Director of Paramount and Senior Managing Director and Head of Venture Capital of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical venture capital and merchant banking firm that is associated with Paramount. Mr. Kanzer is a founder and Chairman of the Board of Discovery Laboratories, Inc. and a member of the board of directors of Endorex Corp., two publicly-traded pharmaceutical research and development companies. From 1993 until June 1998, Mr. Kanzer was a founder and a member of the board of directors of Boston Life Sciences, Inc., a publicly-traded pharmaceutical research and development company. Mr. Kanzer is also a founder and member of the board of directors and has been a Chairman and Interim President of several private pharmaceutical research and development companies. Prior to joining Paramount, Mr. Kanzer was an attorney associated with Skadden, Arps, Slate, Meagher & Flom LLP in New York from September 1988 to October 1991. Mr. Kanzer received his J.D. from New York University School of Law in 1988 and a B.B.A. in Accounting from Baruch College in 1985.

         None of the Solicitors has, during the past 10 years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

Certain Relationships

         Dr. Rudick is a founder and serves as a member of the board of directors of two of Atlantic's majority-owned subsidiaries, Optex and Channel. In connection with the establishment of those companies, Dr. Rudick received 30,000 shares of Optex stock and 40,000 shares of Channel stock. In 1996, Atlantic issued to Dr. Rudick 30,000 shares of Common Stock in exchange for the 40,000 shares of Channel stock held by Dr. Rudick; in 1998, Dr. Rudick sold those shares of Common Stock on the open market. From January 1996 until November 1998, Dr. Rudick was a business consultant to Atlantic pursuant to a Consulting Agreement entered into between Dr. Rudick and Atlantic, under the terms of which Dr. Rudick received $2,500 per month. From 1995 until December 1998, Dr. Rudick was a Vice President of Paramount.

         Prior to a private financing consummated in September 1995, Atlantic's operations had been financed primarily through loans provided during the period from July 25, 1993, to June 30, 1995 by (i) Lindsay A. Rosenwald, M.D., President, Chairman, and sole stockholder of Paramount and a principal stockholder and former director of Atlantic, and (ii) VentureTek, L.P., a principal stockholder of Atlantic. The principal amount of those loans together with the interest thereon through June 30, 1995, was $1,085,027 from Dr. Rosenwald and $1,357,277 from VentureTek (that indebtedness, including accrued interest through June 30, 1995, the "Stockholder Loans"). On December 31, 1995, Stockholder Loans were converted into an aggregate of 785,234 shares of Common Stock.

         In addition to the Stockholder Loans, VentureTek provided a loan to Atlantic in July 1995 in an aggregate principal amount of $125,000, bearing interest at the rate of 10% annually. This loan, together with

$115,011 interest accrued on that loan and on the Stockholder Loans (from July 1, 1995 until conversion of the Stockholder loans into shares of Common Stock), was repaid on January 15, 1996, from the proceeds of Atlantic's initial public offering.

         Joseph Stevens & Co., Inc. ("Joseph Stevens"), a principal stockholder of Atlantic, was the underwriter in Atlantic's initial public offering. In connection with the initial public offering, Joseph Stevens and Atlantic entered into an Underwriting Agreement. In connection with a bridge financing that occurred shortly before the initial public offering, Joseph Stevens acted as placement agent and received fees and expenses totaling $195,000. In addition, Atlantic granted Joseph Stevens, for nominal consideration, a warrant (the "Joseph Stevens Warrant") exercisable for 165,000 units (each, a "Unit"), the security issued by Atlantic in its initial public offering, each Unit consisting of one share of Common Stock and a redeemable warrant exercisable for one share of Common Stock. The Joseph Stevens Warrant is exercisable until December 13, 2000 at an exercise price of $6.60 per Unit. In addition, Atlantic and Joseph Stevens entered into a Financial Advisory and Consulting Agreement and related Indemnity Agreement pursuant to which Atlantic paid Joseph Stevens a monthly consulting fee of $2,000 (this obligation terminated on December 18, 1997) and agreed to pay Joseph Stevens additional consideration in the event Joseph Stevens assists Atlantic in connection with certain financing or strategic transactions.

         On April 15, 1996 Atlantic entered into a letter agreement with Paramount, pursuant to which Paramount agreed to render financial advisory services to Atlantic and Atlantic agreed to compensate Paramount for those services by paying Paramount a retainer of $5,000 per month, issuing a warrant to Paramount's designee to purchase 25,000 shares of Atlantic's Common Stock at an exercise price of $10.00 per share, and paying Paramount additional consideration in the event Paramount assisted Atlantic in connection with certain financing or strategic transactions. Pursuant to the terms of the letter agreement, (1) upon the renewal of the term of the letter agreement, Atlantic issued a warrant to Paramount's designee exercisable for 25,000 shares of Atlantic's Common Stock at an exercise price of $8.05, and (2) upon the consummation of a financing transaction, Atlantic paid $76,438 to Paramount and issued a warrant to Paramount's designee exercisable for 12,500 shares of Common Stock at an exercise price of $6.73 per share. The term of the letter agreement has expired. From February 1992 until December 1998, Steve H. Kanzer was a Senior Managing Director of Paramount.

         On June 24, 1996, Atlantic, Paramount and a second financial advisor (Paramount and the second financial advisor are collectively referred to as the "Financial Advisor") entered into a Financial Services Agreement pursuant to which the Financial Advisor agreed to render financial advisory services.
Pursuant to the agreement, Atlantic paid the Financial Advisor a $30,000 retainer and agreed to pay additional consideration in the event the Financial Advisor assisted Atlantic in connection with certain financing or strategic transactions. The term of this Financial Services Agreement has expired, although Atlantic may be obligated to pay fees to the Financial Advisor in the event certain financing or strategic transactions are consummated pursuant to the terms of the Financial Services Agreement.

         Effective February 26, 1997, Atlantic and Paramount entered into a letter of intent whereby Paramount agreed to act as placement agent for Atlantic in connection with the private placement of Preferred Stock (the "Private Placement"). Thereafter, Atlantic entered into an agreement with Paramount, pursuant to which Atlantic agreed to pay Paramount, for its services, compensation in the form of (i) cash commissions equal to 9% of the gross proceeds from the sale of the Preferred Stock issued in the Private Placement and (ii) a non-accountable expense allowance equal to 4% of the gross proceeds from the sale of the Preferred Stock (that agreement, the "Placement Agreement"). In addition, upon the final closing date of the sale of the Preferred Stock, Atlantic sold to Paramount and its designees, for $0.001 per warrant, warrants exercisable for an aggregate of 123,720 shares of Preferred Stock, at an exercise price of $11.00 per share of Preferred

Stock. These warrants are exercisable for 10 years and contain certain antidilution provisions. Under the Placement Agreement, Atlantic has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

         In connection with the Private Placement, Atlantic has committed to enter into an advisory agreement (the "Placement Advisory Agreement") with Paramount pursuant to which Paramount will act as Atlantic's non-exclusive financial advisor. This engagement provides that Paramount receive (i) a monthly retainer of $4,000 commencing June 1, 1997 (with a minimum engagement of 24 months), (ii) out-of-pocket expenses incurred in connection with services performed under the Placement Advisory Agreement, and (iii) standard success fees in the event Paramount assists Atlantic in connection with certain financing and strategic transactions. Paramount has agreed that, in the event it is entitled to compensation under the letter agreement dated April 15, 1996 or the Financial Services Agreement dated June 24, 1996, each described above, and the Placement Advisory Agreement, it will seek payment under only one of the agreements.

         Except as set forth in this Consent Statement, to the best knowledge of the Solicitors, none of the Solicitors or Nominees (i) owns beneficially, directly or indirectly any securities of Atlantic, (ii) owns beneficially, directly or indirectly any securities of any parent or subsidiary of Atlantic,
(iii) owns any securities of Atlantic of record but not beneficially, (iv) has purchased or sold any securities of Atlantic within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of Atlantic, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of Atlantic, (vii) since the beginning of Atlantic's last fiscal year has been indebted to Atlantic or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by Atlantic or with respect to any future transactions to which Atlantic or any of its affiliates will or may be a party. In addition, to the best knowledge of the Solicitors, except as set forth in this Consent Statement, since the beginning of Atlantic's last fiscal year, none of the Solicitors or Nominees has had or is to have a direct or indirect material interest in any transaction or proposed transaction with Atlantic in which the amount involved exceeds $60,000.

         Except as set forth in this Consent Statement, to the best knowledge of the Solicitors, none of the Nominees, since the beginning of Atlantic's last fiscal year, has been affiliated with (i) any entity that made or received, or during Atlantic's current fiscal year proposes to make or receive, payments to or from Atlantic or its subsidiaries for property or services in excess of 5% of either Atlantic's or that entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which Atlantic or its subsidiaries was indebted at the end of Atlantic's last full fiscal year in an aggregate amount exceeding 5% of Atlantic's total consolidated assets at the end of such year. Except as set forth in this Consent Statement, none of the Nominees is or during Atlantic's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for Atlantic.

         To the best knowledge of the Solicitors, except for Optex and Channel in the case of Dr. Rudick, none of the corporations or organizations in which each of the Nominees has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of Atlantic, and no Nominee holds any position or office with Atlantic or has any family relationship with any executive officer or director of Atlantic or has been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

                   CERTAIN EFFECTS OF THE SOLICITOR PROPOSALS

         Set forth below is a description of certain provisions of an agreement to which Atlantic is a party which may be implicated as a result of the adoption of certain of the Solicitor Proposals. This description is qualified in its entirety by reference to the agreement, which have been filed by Atlantic with the Commission. Other documents or arrangements applicable to Atlantic not available to or not reviewed by the Solicitors may be affected by the matters contemplated by the Consent Statement.

Stock Options

         Atlantic's 1995 Stock Option Plan provides that "[t]he Plan Administrator shall have the discretion ... to (i) provide for the automatic acceleration of one or more outstanding options ... upon the occurrence of a Change in Control or (ii) condition any such option acceleration ... upon the subsequent Involuntary Termination of the Optionee's service within a specified period following the effective date of such Change in Control."

         "Change in Control" is defined in the Appendix of the 1995 Stock Option Plan to include the following:

        a change in the  composition  of the Board  over a period of  thirty-six
        (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause
        (A) who were still in office at the time the Board approved such election or nomination.

         Upon approval of the Solicitor Proposals the Nominees will not constitute a majority of the Board. The remaining members of the current Board will have been members continuously during the past 36 consecutive months. Accordingly, it would appear that approval of the Solicitor Proposals would not cause a Change of Control.


                              THE CONSENT PROCEDURE

         Section 228 of the DGCL states that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this consent solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of Stock as of the Record Date must be delivered to Atlantic as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner required by Section 228.

         The Solicitors currently intend to cease the solicitation of consents once they have determined that valid and unrevoked consents representing a majority of the voting power represented by issued and outstanding shares of Stock as of the Record Date have been obtained and to deliver those consents to Atlantic in the manner required by Section 228 of the DGCL as soon as practicable thereafter. When the Solicitor Proposals for which consents are given become effective, a stockholder will be unable to revoke his or her consent.

         If the Solicitor Proposals become effective, Atlantic will as required by the DGCL promptly notify by mail the stockholders who have not consented to the Solicitor Proposals.

         Consents may only be executed by stockholders of record at the close of business on the Record Date. To the best knowledge of the Solicitors, as of the close of business on the Record Date there were outstanding 4,561,038 shares of Common Stock and 614,886 shares of Preferred Stock. Given that the Solicitors own in the aggregate shares accounting for less than 1% of the voting power of the Stock, consents of stockholders owning approximately 50% of the voting power of the outstanding shares of Stock other than those owned by the Solicitors on the Record Date are still required to adopt the Solicitor Proposals. Since the Solicitors must receive consents from the holders of a majority of the voting power represented by Atlantic's outstanding shares in order for the Solicitor Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the consent form will have the same effect as a "no" vote with respect to the Solicitors' solicitation.

Consent Form Special Instructions

         If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent or abstain with respect to each Solicitor Proposal by marking the "CONSENT," "WITHHOLD CONSENT," or "ABSTAIN" box, as applicable, underneath EACH Solicitor Proposal on the accompanying white consent form and signing, dating and returning it promptly in the enclosed postage-paid envelope. Each consent form will be voted in accordance with the stockholder's instruction on that consent form. As to the Solicitor Proposals set forth herein, stockholders may consent to an individual Solicitor Proposal or may withhold their consent by marking the proper box in the consent form. If the enclosed consent form is signed and returned and no direction is given, it will be voted in favor of all of the Solicitor Proposals and if the consent form is signed and returned and not dated, it will be dated on or about the date it is received.

         If any stockholder who has executed and returned the white consent form has failed to check a box marked "CONSENT," "WITHHOLD CONSENT," or "ABSTAIN" for any or all of the Solicitor Proposals, that stockholder's consent form will be voted in favor of that Solicitor Proposal or those Solicitor Proposals.

         The Solicitors recommend that you consent to each of the Solicitor Proposals. Your consent is important. Please mark, sign and date the enclosed white consent form and return it promptly in the enclosed postage-paid envelope to the address set forth under "Summary of Consent Procedure." Failure to return your consent form will have the same effect as withholding consent to the Solicitor Proposals.

         If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the consent form representing your shares to be marked, dated, signed and mailed. Only that institution can execute a consent form with respect to your shares held in the name of the institution and only upon receipt of specific instructions from you. The Solicitors urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to A. Joseph Rudick at the address set forth under

"Summary of Consent Procedure" so that the Solicitors are aware of all instructions given and can attempt to ensure that such instructions are followed.

         Broker non-votes, abstentions, or failure to return a signed consent will have the same effect as withholding consent to the Solicitor Proposals. The Solicitors urge each stockholder to ensure that the record holder of his or her shares marks, signs, dates and returns the enclosed white consent form as soon as possible.


       CERTAIN OTHER INFORMATION REGARDING ATLANTIC; STOCKHOLDER PROPOSALS

         Stockholders are referred to Atlantic's Proxy Statement for the Annual Meeting of Stockholders held on May 11, 1998, with respect to the compensation and remuneration paid and payable and other information related to Atlantic's officers and directors and to the beneficial ownership of Atlantic's securities. The Solicitation in Opposition states that the deadline for stockholders to submit proposals for inclusion in Atlantic's proxy statement for the 1999 Annual Meeting of Stockholders was December 12, 1998.


                                APPRAISAL RIGHTS

         Stockholders of Atlantic are not entitled to appraisal rights in connection with the adoption of the Proposals.


                    REVOCATION; COSTS OF CONSENT SOLICITATION

         A consent executed by a stockholder may be revoked at any time before its exercise by submitting (i) a written, dated revocation of that consent or
(ii) a later dated consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation may be delivered to A. Joseph Rudick, 150 Broadway, Suite 1100, New York, NY 10038. Although a revocation or later dated consent delivered only to Atlantic will be effective to revoke a previously executed consent, the Solicitors request that if a revocation or later dated consent is delivered to Atlantic, a photocopy of the revocation or later dated consent also be delivered to the Dr. Rudick at the address set forth above, so that the Solicitors are aware of that revocation.

         The purpose of the Solicitor Proposals being made by the Solicitors in this Consent Statement is to advance the interests of all of Atlantic's stockholders. Therefore, the Solicitors believe that their expenses in connection with the consent solicitation, which are being paid by Mr.Kanzer, should be reimbursed by Atlantic. The cost of the solicitation of consents to the Solicitor Proposals will be initially borne by the Solicitors. The Solicitors intend to seek reimbursement of their expenses from Atlantic if the Solicitor Proposals become effective. This request will not be submitted to a stockholder vote. Costs related to the solicitation of consents to the Solicitor Proposals include expenditures for attorneys and postage and are expected to aggregate approximately $60,000. To date, the Solicitors have incurred costs of approximately $45,000. The actual costs and expenses could be materially different than the estimate set for above, and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this Consent Statement.

         Your consent is important. No matter how many or how few shares you own, please consent to the Solicitor Proposals by marking, sign, dating, and mailing the enclosed white consent form promptly.


                                                              Steve H. Kanzer
                                                             A. Joseph Rudick
                                                            Frederic P. Zotos

                                                               March 25, 1999

                                                                         ANNEX 1

                               SHARE OWNERSHIP OF
                         ATLANTIC PHARMACEUTICALS, INC.
                       AS REPORTED IN THE PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                         ATLANTIC PHARMACEUTICALS, INC.
                              HELD ON MAY 11, 1998


         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of March 16, 1998, by (1) all persons who were reported to be beneficial owners of 5% or more of Common Stock, (2) directors and certain executive officers of Atlantic and (c) all directors and executive officers as a group, as reported in the 1998 Proxy Statement.

         This information is qualified in its entirety by reference to the 1998 Proxy Statement. The Solicitors make no representations as to the accuracy of this information. Moreover, because changes in beneficial ownership may have occurred since the effective dates of the filings cited below, this information, even if accurate as of the time of filing, may no longer be valid.


                                              NUMBER OF  PERCENT OF TOTAL SHARES
NAME AND ADDRESS                                SHARES          OUTSTANDING(1)

Lindsay A. Rosenwald, M.D.(2) .....................  445,462        13.30%
  787 7th Avenue
  New York, NY 10019

VentureTek, L.P.(3) ................................ 438,493         12.94%
  39 Broadway
  New York, NY 10006

Joseph Stevens & Co. Inc.(4) ....................... 330,000          9.74%
  33 Maiden Lane, 8th floor
  New York, NY 10038

Mellon Bank Corporation ............................ 280,000          8.27%
  One Mellon Bank Center
  Pittsburgh, PA 15258

Jon D. Lindjord(5).................................. 130,000          3.84%

Stephen R. Miller, M.D.(5)..........................  77,480          2.29%

John K.A. Prendergast, Ph.D.(6).....................  71,656          2.12%

Margaret A. Schalk(5)...............................  64,570          1.91%

Yuichi Iwaki, M.D., Ph.D.(5)........................  42,000          1.24%

Shimshon Mizrachi(5)................................  30,000             *

Robert A. Fildes, Ph.D.(5)..........................  10,000             *

Paul D. Rubin, M.D.(5)..............................  10,000             *

Steve H. Kanzer, Esq.(7)............................   4,121             *

All current executive officers and directors as a
  group (9 persons)(5-7)............................ 439,827           12.98%


------------------------

 *  Less than 1.0%


(1) Percentage of beneficial ownership is calculated assuming 3,387,751 shares of Common Stock were outstanding on March 16, 1998. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares of Common Stock.

(2) Includes 570 shares owned by Dr. Rosenwald's wife and trusts in favor of his minor children. Dr. Rosenwald disclaims beneficial ownership of such shares. Does not include 86 shares collectively owned by Dr. Rosenwald's mother and two brothers, of which Dr. Rosenwald disclaims beneficial ownership. Includes 380 shares owned by two companies of which Dr. Rosenwald is the sole stockholder. Includes 100,068 shares of Common Stock into which shares of Series A Preferred may be converted upon exercise of a warrant, exercisable within 60 days of March 16, 1998, for 47,202 shares of Series A Preferred.

(3) The general partner of VentureTek, L.P. is Mr. C. David Selengut. Mr. Selengut may be considered a beneficial owner of the shares owned by VentureTek, L.P. by virtue of his authority as general partner to vote and/or dispose of such shares. VentureTek, L.P. is a limited partnership, the limited partners of which include Dr. Rosenwald's wife, children, sisters of Dr. Rosenwald's wife and their husbands and children. Dr. Rosenwald disclaims beneficial ownership of such shares.

(4) Represents shares of Common Stock underlying a warrant, exercisable within 60 days of March 16, 1998, for shares of Common Stock and securities convertible into Common Stock.

(5)     Represents options exercisable within 60 days of March 16, 1998.

(6) Includes 53 shares of Common Stock held in trust for the benefit of the children of Dr. Prendergast. Dr. Prendergast disclaims beneficial ownership of such shares. Includes 34,000 shares of Common Stock underlying options exercisable within 60 days of March 16, 1998. Includes 37,500 shares of Common Stock underlying a warrant exercisable within 60 days of March 16, 1998.

(7) Includes 4,000 shares underlying options exercisable within 60 days of March 16, 1998.

                         ATLANTIC PHARMACEUTICALS, INC.

               CONSENT OF STOCKHOLDER TO ACTION WITHOUT A MEETING

                          THIS CONSENT IS SOLICITED BY
                       STEVE H. KANZER, A. JOSEPH RUDICK,
                    AND FREDERIC P. ZOTOS (THE "SOLICITORS")

        Unless otherwise indicated below, the undersigned, a stockholder on March 23, 1999 (the "Record Date"), of Atlantic Pharmaceuticals, Inc.
("Atlantic"), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware, with respect to all shares of Common Stock, par value $0.001 per share, of Atlantic (the "Common Stock") and Series A Convertible Preferred Stock, par value $0.001 per share, of Atlantic (the "Preferred Stock," and together with the Common Stock, the "Stock"), held by the undersigned, to each of the following actions without a meeting, without prior notice and without a vote.

        THE SOLICITORS STRONGLY RECOMMEND THAT YOU CONSENT TO THE FOLLOWING PROPOSALS.

        1. RESOLVED, that (1) each current member of the Board of Directors of Atlantic, other than Steve H. Kanzer and Yuichi Iwaki (those current members, the "Remaining Directors"), and (2) any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of Atlantic prior to the effective time of this resolution, in addition to or in lieu of any of such current members (including any persons elected or appointed in lieu of the Remaining Directors) to fill any newly created directorship or vacancy on the Board of Directors of Atlantic, or otherwise, is hereby removed and the office of each such member of the Board of Directors is hereby declared vacant.

        |_|   CONSENT |_|   WITHHOLD CONSENT       |_|   ABSTAIN

        2. RESOLVED, that A. Joseph Rudick and Frederic P. Zotos are hereby elected as directors of Atlantic, to serve until their respective successors are duly elected and qualified.

        |_|   CONSENT |_|   WITHHOLD CONSENT       |_|   ABSTAIN

        (To withhold consent to the election of either Dr. Rudick or Mr. Zotos, write his name in the following space: _______________________________.)

        3. RESOLVED, that all By-Laws adopted subsequent to January 11, 1999, and prior to the effectiveness of this resolution are null and void and of no force and effect.

        |_|   CONSENT |_|   WITHHOLD CONSENT       |_|   ABSTAIN

        To consent, withhold consent or abstain from consenting to the proposals set forth above (the "Proposals"), check the appropriate boxes above. If no box is marked above with respect to any Proposal, you will be deemed to have consented to that Proposal.

         The effectiveness of any one Solicitor Proposal is not conditioned upon the adoption of the other Solicitor Proposals .

--------------------------------------------------------------------------------
Set forth below is the text of the proposals contained in Atlantic's Solicitation in Opposition and Consent Solicitation (the "Opposing Director Proposals"); for purposes of clarity, the Solicitors have added the bracketed language in italics. If you have consented to one or both of the Opposing Director Proposals, you may revoke that consent, or decline to revoke it, by checking the appropriate box or boxes below. If for either Opposing Director Proposal neither box below is marked, you will be deemed to have declined to revoke any consent you have previously given to that Opposing Director Proposal.

1. RESOLVED, that Steve H. Kanzer is hereby removed from the Board of Directors of the Company [i.e., Atlantic] and his office is hereby declared vacant.

                             [ ]  REVOKE      [ ]  DO NOT REVOKE

2. RESOLVED, that the Charter [i.e., Atlantic's Restated Certificate of Incorporation] be, and it hereby is, amended such that clause (vii) of
        Section 6(b) of the Certificate of Designations of Series A Convertible Preferred Stock of the Company is hereby deleted in its entirety.

                             [ ]  REVOKE      [ ]  DO NOT REVOKE
--------------------------------------------------------------------------------
Only complete this box if you wish this consent to apply to fewer than all shares you own of record . Please contact the Solicitors if you are unsure of the number of shares you hold.

--------------------------------             -----------------------------------
No. shares of Common Stock voted             No. shares of Preferred Stock voted

--------------------------------------------------------------------------------

                                           Dated:______________________, 1999


                                            --------------------------------
                                                          (Signature)

                                            --------------------------------
                                            (Title or authority, if applicable)


                                            --------------------------------
                                             (Signature if held jointly)

        Please sign your name exactly as it appears on this consent. If the shares are registered in more than one name, the signature of each person in whose name the shares are registered is required. A corporation should sign in its full corporate name, with a duly authorized officer signing on behalf of the corporation and stating his or her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in its partnership name, with an authorized person signing on behalf of the partnership. This consent serves to vote all shares to which the signatory is entitled.


        PLEASE DATE, SIGN AND MAIL THE CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.